CONSENT OF COUNSEL


       We consent to the designation of our firm in the Prospectus portion of the Registration Statement under the heading "Legal
Opinions".

                    /s/ Duane Morris & Heckscher LLP

    Duane Morris & Heckscher LLP
June 3, 1997